Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-207839 on Form S-3 and Registration Statement Nos. 333-188798, 333-160275, 333-166640, 333-140753, 333-131908, and 333-120257 on Form S-8 of our reports dated February 16, 2018, relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries (“WellCare”), and the effectiveness of WellCare's internal control over financial reporting, appearing in this Annual Report on Form 10-K of WellCare for the year ended December 31, 2017.

/s/ Deloitte and Touche LLP
Tampa, Florida
February 16, 2018